UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  November 15, 2006

Intermec, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-13279	95-4647021
(State or other jurisdiction	(Commission file number)	(I.R.S. Employer
of incorporation)		Identification Number)

6001 36th Avenue West Everett, Washington www.intermec.com	98203-1264
(Address of principal executive offices and internet site)	(Zip Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05       Costs Associated with Exit or Disposal Activities

On November 15, 2006, we committed to a business restructuring plan intended to reduce costs, streamline operations and improve productivity and began to announce the plan to our employees. The restructuring will primarily consist of headcount reductions, and consolidation of certain facilities on a global basis. Most of the restructuring will be completed by the end of the first fiscal quarter of 2007 and we expect to complete the plan by the end of 2007.

The total restructuring costs, including the elimination of 9% of our positions worldwide, is expected to be within a range of $7.6 to $8.6 million. These estimated restructuring costs include employee termination expense of $6.5 to $7.5 million, facility closure costs of approximately $0.7 million, non-cash asset impairment expense is approximately $0.2 million and other exit costs of approximately $0.2 million. We expect a restructuring charge of $6.5 to $7.5 million in the fourth quarter of 2006, in accordance with SFAS 146, and anticipate that the remaining unrecognized restructuring costs will be recognized during 2007. We anticipate $7.5 to $8.0 million of the restructuring costs will be cash expenditures.

Item 7.01       Regulation FD Disclosure

On November 16, 2006, we issued a press release announcing our earnings per share guidance for the fourth fiscal quarter of 2006.

In the press release issued on November 16, 2006 we also announced certain restructuring activities described more fully in Item 2.05 of this Current Report.  In the press release, we described anticipated reductions in costs resulting from the restructuring activities described in Item 2.05 and from additional cost savings initiatives. The press release is attached hereto as Exhibit 99.1.

Item 9.01       Financial Statements and Exhibits.

(d)   Exhibits

Exhibit Number	Description
99.1	Press release issued by Intermec, Inc. dated November 16, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Intermec, Inc.
(Registrant)

Date: November 15, 2006	By:	/s/ Lanny H. Michael
Lanny H. Michael
Senior Vice President and
Chief Financial Officer